PRESS RELEASE

SEACOR HOLDINGS ANNOUNCES RESULTS FOR ITS
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2016

Fort Lauderdale, Florida
March 28, 2017

FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE:CKH) (the “Company”) today announced its results for its fourth quarter and year ended December 31, 2016.
For the years ended December 31, 2016 and 2015, net loss attributable to SEACOR Holdings Inc. was $215.9 million ($12.76 per diluted share) and $68.8 million ($3.94 per diluted share), respectively. Results for the year ended December 31, 2016 were significantly impacted by $160.3 million ($9.49 per diluted share) of net losses related to certain impairments and other non-cash charges, including $77.8 million related to marking to fair value certain vessels owned by the Company’s Offshore Marine Services segment (SEACOR Marine Holdings Inc.), $19.2 million related to the impairment of intangible assets and goodwill associated with the restructuring of the Company’s emergency and crisis services business (Witt O’Brien’s), and $21.2 million resulting from marking the Company’s investment in Dorian LPG Ltd. (“Dorian”) to the December 31, 2016 share price of $8.21 from a price of $11.77 at the end of 2015. Details related to these charges can be found under “Impairments and Other Non-cash Charges” below.
Operating income before depreciation and amortization (“OIBDA” - see disclosure related to Non-GAAP measures in the statements of loss and segment information tables herein) was $102.8 million in 2016 compared with $167.6 million in 2015, excluding impairment charges of $150.4 million and $20.5 million, respectively.
For the quarters ended December 31, 2016 and September 30, 2016, net loss attributable to SEACOR Holdings Inc. was $93.7 million ($5.52 per diluted share) and $39.8 million ($2.35 per diluted share), respectively. OIBDA was $30.8 million in the fourth quarter compared with $28.5 million in the preceding quarter, excluding impairment charges of $98.8 million and $30.4 million, respectively. A comparison of results for the quarter ended December 31, 2016 with the preceding quarter ended September 30, 2016 is included in the “Highlights for the Quarter” discussion below.
For the quarter ended December 31, 2015, net loss attributable to SEACOR Holdings Inc. was $56.9 million ($3.36 per diluted share).
Charles Fabrikant, Executive Chairman and Chief Executive Officer, commented:
“Our operating income before depreciation, amortization and impairments was slightly better than the preceding quarter although those results do not deserve accolades.
During the past 12 months, our Offshore Marine Services’ customers cut back on exploration, development, maintenance, and deferred regulatory requirements when possible. The cutbacks were indiscriminate, impacting projects in deep water and shelf. With the exception of Saudi Arabia and the eastern Mediterranean, every geographic region suffered. The “dismal” outlook prophesied in my annual letter of last April was, sadly, correct. I do think 2017 offers better prospects for activity on the shelf, more dollars for maintenance, and attention to regulatory obligations. I also believe that by the end of 2017, or early 2018, activity will increase in Mexico. The potential is mostly in shallow water. Unfortunately, the prospects for deep water and frontier drilling are still bleak. I also believe that the sale of mature properties, which are no longer major holdings for large oil companies, to “independents” could eventually bring activity as new owners are more likely to focus on squeezing out additional barrels from aging installations. Finally, based on published data, 25 FPSO’s are due to be placed in service between 2017 through 2019, and there will be 238 platforms installed although some will be quite simple and not manned.
In short, I think there is reason to be somewhat optimistic now, although I make this statement with considerable trepidation, particularly because a swoon in oil prices could easily destroy confidence and suffocate a recovery. Based on our assessment of opportunity, we are activating some equipment which has previously been idle, adding reactivation and operating expenses to future periods. There is no guarantee that day rates in the short run will justify this decision as current market rates are unrewarding.
Our inland river business also bucked headwinds for most of 2016. As noted last April, there is a surfeit of equipment due to the reduced activity in transporting coal as well as sand used in shale drilling (“fracking”). In the last few weeks, we have seen demand for barges to transport sand but the overhang of equipment is still too great to be optimistic. Ironically, the prospects for increased grain exports from South America, which could hurt our business in the United States, could be a positive for our South American joint venture, which mostly moves grain and grain products from Brazil, Bolivia and Paraguay to Argentina and Uruguay for export.
Given the impact of impairment charges on 2016 results, a comment is in order. The impairment charges covered a range of assets and investments in our joint ventures. As noted in last April’s letter, an impairment analysis is not an exact science. Our marks to “fair value” in 2016 are based on the best information available to us. Time will tell if these marks are also reflective of long-term value.”
Highlights for the Quarter
Offshore Marine Services (“OMS”) - Operating loss was $82.7 million compared with $41.1 million in the preceding quarter. As a consequence of continuing difficult market conditions, OMS recognized impairment charges of $69.1 million in the fourth quarter and $29.2 million in the preceding quarter primarily associated with its anchor handling towing supply fleet. OIBDA, excluding impairment charges, was $0.2 million on operating revenues of $44.4 million compared with $2.4 million on operating revenues of $54.1 million in the preceding quarter.
Excluding wind farm utility vessels, but including cold-stacked vessels (those that are not currently available for active service), utilization of the fleet decreased from 47% to 39% and average rates per day worked decreased by 10% from $10,089 to $9,093. Days available for charter were 9% higher in the fourth quarter primarily due to the acquisition of eleven vessels at a bankruptcy auction during the preceding quarter. These vessels were idle when purchased and are still not being marketed, hence contributing to the overall decline in fleet utilization. This release includes a table presenting time charter operating data by vessel class.
Operating results from international regions, excluding losses on asset dispositions and impairments, were $2.8 million lower compared with the preceding quarter. Time charter revenues were $5.7 million lower primarily due to the conclusion of several term charters and unfavorable changes in currency exchange rates. On a total fleet basis, excluding wind farm utility vessels but including cold-stacked vessels, utilization declined from 67% to 64%, and average rates per day worked decreased from $9,606 to $9,073. Operating expenses were $5.6 million lower compared with the preceding quarter primarily due to the effect of cold-stacking vessels, net fleet dispositions, favorable changes in currency exchange rates, and the repositioning of vessels between geographic regions. General and administrative expenses during the fourth quarter included a $3.1 million provision for doubtful accounts. As of December 31, 2016, the Company had nine of 89 owned and leased-in vessels cold-stacked in international regions compared with six of 96 as of September 30, 2016. As of December 31, 2016, the cold-stacked vessels in the international roster consisted of two anchor handling towing supply vessels, one fast support vessel, two supply vessels, two specialty vessels and two wind farm utility vessels. On December 31, 2016, the Company retired and removed from service seven vessels (one anchor handling towing supply, two fast support, three supply and one specialty).
Operating results in the U.S. Gulf of Mexico, excluding losses on asset dispositions and impairments, were $1.8 million lower compared with the preceding quarter. Time charter revenues were $1.8 million lower for the U.S. anchor handling towing supply vessels due to weaker market conditions and $1.8 million lower for the liftboat fleet also due to weaker market conditions and in part due to seasonality. On a total fleet basis, including cold-stacked vessels, utilization declined from 14% to 7%, and average rates per day worked decreased from $13,810 to $9,316. Operating expenses were $2.9 million lower compared with the preceding quarter primarily due to the effect of cold-stacking vessels. General and administrative expenses during the fourth quarter included a $1.1 million provision for doubtful accounts. As of December 31, 2016, the Company had 40 of 44 owned and leased-in vessels cold-stacked in the U.S. Gulf of Mexico compared with 37 of 45 as of September 30, 2016. As of December 31, 2016, the cold-stacked vessels consisted of nine anchor handling towing supply vessels,14 fast support vessels, one supply vessel, one specialty vessel and 15 liftboats. On December 31, 2016, the Company retired and removed from service one anchor handling towing supply vessel. During the fourth quarter, the Company sold two newly built shallow draft supply vessels out of its U.S.-flag fleet to its joint venture in Mexico, which commenced charters on January 1, 2017. Subsequent to December 31, 2016, the Company sold two U.S.-flag liftboats that will be exported out of the U.S. Gulf of Mexico.

Foreign currency losses of $1.1 million in the preceding quarter were primarily due to the weakening of the pound sterling in relation to the euro underlying certain debt balances.
Other, net losses of $1.8 million in the fourth quarter primarily related to a reserve for a note receivable from a third party following a decline in the underlying collateral value.
Equity in losses of 50% or less owned companies of $6.0 million in the fourth quarter were primarily due to impairment charges of $6.4 million associated with the joint ventured foreign-flag liftboat fleet.
Inland River Services - Operating income was $8.7 million compared with an operating loss of $1.3 million in the preceding quarter. OIBDA was $15.3 million on operating revenues of $53.0 million compared with $5.0 million on operating revenues of $41.1 million in the preceding quarter.
Operating results, excluding gains (losses) on asset dispositions and impairments, were $8.7 million higher compared with the preceding quarter primarily due to improved activity levels associated with the fall harvest and favorable operating conditions. An oversupply of equipment, however, continues to place downward pressure on freight rates. During the fourth quarter, the Company placed 34 newly built dry-cargo barges in service and acquired five harbor boats and other fleeting and terminal assets as an expansion of its fleeting and terminal business.
Foreign currency losses of $1.1 million in the fourth quarter were primarily due to the weakening of the Colombian peso in relation to the U.S. dollar underlying certain of the Company’s intercompany lease obligations.
Equity in losses of 50% or less owned companies of $11.3 million in the fourth quarter included a $7.7 million impairment charge for an other-than-temporary decline in the fair value of the Company’s investment in its 50% owned joint venture operating on the Parana-Paraguay River Waterway, SCFCo. In addition, operating results for SCFCo were lower as a consequence of seasonality and continued weakness in the iron ore and grain markets.
Shipping Services - Operating income was $7.6 million compared with $13.9 million in the preceding quarter. OIBDA was $16.5 million (of which $5.3 million was attributable to noncontrolling interests) on operating revenues of $59.6 million compared with $22.1 million (of which $8.0 million was attributable to noncontrolling interests) on operating revenues of $57.4 million in the preceding quarter.
Operating results were $6.3 million lower in the fourth quarter compared with the preceding quarter primarily due to regulatory drydocking costs and related out-of-service time for one U.S.-flag product tanker and higher personnel and mobilization costs for one newly built U.S.-flag product tanker placed into service during the fourth quarter. Subsequent to December 31, 2016, the Company took delivery of one newly built U.S.-flag product tanker, one U.S.-flag harbor tug and two foreign-flag harbor tugs.
Other, net losses of $5.5 million in the preceding quarter were primarily due to impairment charges related to a cost method investment in a foreign container shipping company.
Equity in losses of 50% or less owned companies of $2.6 million in the fourth quarter were primarily due to charges of $1.9 million upon the Company’s purchase of a controlling interest from its partner in a joint venture that had refurbished a U.S.-flag offshore tug.
Illinois Corn Processing - Segment profit was $5.8 million (of which $1.7 million was attributable to noncontrolling interests) on operating revenues of $43.2 million compared with $2.0 million (of which $0.6 million was attributable to noncontrolling interests) on operating revenues of $44.0 million in the preceding quarter. Segment profit was $3.8 million higher primarily due to an improvement in industry-wide fuel ethanol margins.
Witt O’Brien’s and Other - Segment losses of $37.4 million in the fourth quarter were primarily due to intangible asset and goodwill impairment charges of $29.6 million associated with the restructuring of the Company’s emergency and crisis services business (“Witt O’Brien’s”) and impairment charges of $5.1 million related to a cost method investment in a foreign industrial aircraft company. Witt O’Brien’s announced the launch of a strategic growth program to focus on core services by eliminating non-core and lower margin businesses. Witt O’Brien’s core services include providing resilience solutions for key areas of critical infrastructure, including, but not limited to, government, energy, transportation, healthcare and education, in the United States and abroad.
Debt Extinguishment Gains (Losses) - During the fourth quarter, the Company purchased $12.7 million in aggregate principal amount of its 7.375% Senior Notes for $12.8 million and purchased $10.0 million in aggregate principal amount of its 2.5% Convertible Senior Notes for $9.8 million.
Marketable Security Gains (Losses) - Marketable security results during 2016 were primarily attributable to the Company’s investment in 9,177,135 shares of Dorian, a publicly traded company listed on the New York Stock Exchange under the symbol “LPG.” The Company recognized unrealized gains related to Dorian of $20.3 million in the fourth quarter compared with unrealized losses of $9.6 million in the preceding quarter. The closing share price of Dorian was $8.21 and $11.77 as of December 31, 2016 and 2015, respectively. The Company’s cost basis in Dorian is $13.66 per share. The closing share price of Dorian was $10.07 as of March 28, 2017.
Capital Commitments - The Company’s capital commitments as of December 31, 2016 by year of expected payment were as follows (in thousands):

	2017	2018	2019	2020	Total
Offshore Marine Services	$29,272	$50,555	$13,223	$1,800	$94,850
Shipping Services	55,430	—	—	—	55,430
Inland River Services	30,102	—	—	—	30,102
Illinois Corn Processing	1,678	375	—	—	2,053
	$116,482	$50,930	$13,223	$1,800	$182,435
Offshore Marine Services’ capital commitments included nine fast support vessels, three supply vessels and one wind farm utility vessel. These commitments included $15.4 million for one supply vessel that may be assumed by a third party at their option. Shipping Services’ capital commitments included one U.S.-flag product tanker, one U.S.-flag chemical and petroleum articulated tug-barge, three U.S.-flag harbor tugs and two foreign-flag harbor tugs. Inland River Services’ capital commitments included one 30,000 barrel inland river liquid tank barge, three inland river towboats and other equipment and improvements. Subsequent to December 31, 2016, the Company committed to purchase $0.8 million of additional property and equipment.
Liquidity and Debt - As of December 31, 2016, the Company’s balances of cash, cash equivalents, restricted cash, marketable securities and construction reserve funds totaled $673.6 million and its total outstanding debt was $1,032.4 million. In addition, the Company had $40.7 million of borrowing capacity under its subsidiary credit facilities. Subsequent to December 31, 2016, the Company’s subsidiaries borrowed $17.4 million under these credit facilities to fund their capital commitments.
As of December 31, 2016, the $157.1 million remaining principal amount outstanding of the Company’s 2.5% Senior Convertible Notes is included in current liabilities as the holders may require the Company to repurchase the notes on December 19, 2017.
Impairments and Other Non-cash Charges
Results attributable to SEACOR Holdings Inc. for the year ended December 31, 2016 included the following certain impairments and other non-cash charges:

•
a net loss of $77.8 million ($4.60 per diluted share) as a result of impairment charges associated with Offshore Marine Services vessels, primarily its anchor handling towing supply fleet, liftboat fleet and one specialty vessel;

•	a net loss of $21.2 million ($1.26 per diluted share) as a result of a decline in the fair market value of the Company’s marketable security position in Dorian;

•
a net loss of $19.2 million ($1.14 per diluted share) as a result of intangible asset and goodwill impairment charges associated with the restructuring of the Company’s emergency and crisis services business;

•
a net loss of $14.7 million ($0.87 per diluted share) as a result of other-than-temporary declines in the fair value of certain of the Company’s Offshore Marine Services’ and Inland River Services’ 50% or less owned companies;

•	a net loss of $9.0 million ($0.53 per diluted share) as a result of a change in the fair value of the exchange option liability on subsidiary convertible senior notes;

•
a net loss of $7.5 million ($0.45 per diluted share) as a result of impairment charges related to the Company’s cost method investments in a foreign container shipping company and a foreign industrial aircraft company;

•	a net loss of $5.6 million ($0.33 per diluted share) as a result of impairment charges associated with Offshore Marine Services and Shipping Services joint ventured fleet; and

•	a net loss of $5.3 million ($0.31 per diluted share) to reserve for two of the Company’s notes receivable from third parties following a decline in the underlying collateral values.
* * * * *

SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, “next generation,” efficient marine equipment while providing highly responsive service with the highest safety standards and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of a decline in the price of oil and resulting decrease in capital spending by oil and gas companies, an oversupply of newly built offshore support vessels, additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums, weakening demand for the Company’s services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to a decline in the price of oil, an oversupply of newly built offshore support vessels, increased government legislation and regulation of the Company’s businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the provision of emergency response services, including the Company’s involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company’s services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, including as a result of the recent vote in the U.K. to leave the European Union, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations and economic sanctions, the dependence of Offshore Marine Services, Inland River Services, Shipping Services and Illinois Corn Processing on several customers, consolidation of the Company’s customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company’s Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services’ operations, the effect of the spread between the input costs of corn and natural gas compared with the price of alcohol and distillers grains on Illinois Corn Processing’s operations, adequacy of insurance coverage, the ability to remediate the material weaknesses the Company has identified in its internal controls over financial reporting, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company’s control as well as those discussed in Item 1A (Risk Factors) of the Company’s Annual report on Form 10-K and other reports filed by the Company with the SEC. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.
For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR’s website at www.seacorholdings.com.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating Revenues	$213,036	$250,631	$830,985	$1,054,736
Costs and Expenses:
Operating	149,667	165,729	597,813	748,605
Administrative and general	36,457	41,158	138,581	156,611
Depreciation and amortization	31,451	31,460	124,933	125,987
	217,575	238,347	861,327	1,031,203
Losses on Asset Dispositions and Impairments, Net	(94,825)	(13,212)	(142,205)	(2,408)
Operating Income (Loss)	(99,364)	(928)	(172,547)	21,125
Other Income (Expense):
Interest income	3,449	5,902	19,339	20,020
Interest expense	(12,453)	(11,500)	(49,726)	(43,297)
Debt extinguishment gains (losses), net	(211)	1,473	5,184	(28,497)
Marketable security gains (losses), net	24,713	3,402	(32,199)	(74)
Derivative gains (losses), net	(10,116)	199	(10,225)	(2,096)
Foreign currency losses, net	(1,217)	(1,138)	(1,868)	(4,752)
Other, net	(7,362)	611	(20,206)	6,773
	(3,197)	(1,051)	(89,701)	(51,923)
Loss Before Income Tax Benefit and Equity in Losses of 50% or Less Owned Companies	(102,561)	(1,979)	(262,248)	(30,798)
Income Tax Benefit	(32,093)	(2,626)	(93,830)	(11,362)
Income (Loss) Before Equity in Losses of 50% or Less Owned Companies	(70,468)	647	(168,418)	(19,436)
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(19,821)	(50,500)	(27,354)	(40,414)
Net Loss	(90,289)	(49,853)	(195,772)	(59,850)
Net Income attributable to Noncontrolling Interests in Subsidiaries	3,460	7,012	20,125	8,932
Net Loss attributable to SEACOR Holdings Inc.	$(93,749)	$(56,865)	$(215,897)	$(68,782)

Basic Loss Per Common Share of SEACOR Holdings Inc.	$(5.52)	$(3.36)	$(12.76)	$(3.94)

Diluted Loss Per Common Share of SEACOR Holdings Inc.	$(5.52)	$(3.36)	$(12.76)	$(3.94)

Weighted Average Common Shares Outstanding:
Basic	16,969,062	16,941,982	16,914,928	17,446,137
Diluted	16,969,062	16,941,982	16,914,928	17,446,137

OIBDA(1)	$(67,913)	$30,532	$(47,614)	$147,112
______________________

(1)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (in thousands, except per share data, unaudited)

	Three Months Ended
	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015
Operating Revenues	$213,036	$206,983	$197,038	$213,928	$250,631
Costs and Expenses:
Operating	149,667	146,796	143,882	157,468	165,729
Administrative and general	36,457	32,245	34,175	35,704	41,158
Depreciation and amortization	31,451	31,132	31,361	30,989	31,460
	217,575	210,173	209,418	224,161	238,347
Gains (Losses) on Asset Dispositions and Impairments, Net	(94,825)	(29,826)	(17,771)	217	(13,212)
Operating Loss	(99,364)	(33,016)	(30,151)	(10,016)	(928)
Other Income (Expense):
Interest income	3,449	5,277	5,020	5,593	5,902
Interest expense	(12,453)	(12,504)	(12,834)	(11,935)	(11,500)
Debt extinguishment gains (losses), net	(211)	557	1,615	3,223	1,473
Marketable security gains (losses), net	24,713	(7,865)	(23,951)	(25,096)	3,402
Derivative gains (losses), net	(10,116)	(1,174)	(1,555)	2,620	199
Foreign currency gains (losses), net	(1,217)	(666)	(22)	37	(1,138)
Other, net	(7,362)	(5,460)	(7,652)	268	611
	(3,197)	(21,835)	(39,379)	(25,290)	(1,051)
Loss Before Income Tax Benefit and Equity in Losses of 50% or Less Owned Companies	(102,561)	(54,851)	(69,530)	(35,306)	(1,979)
Income Tax Benefit	(32,093)	(21,147)	(25,759)	(14,831)	(2,626)
Income (Loss) Before Equity in Losses of 50% or Less Owned Companies	(70,468)	(33,704)	(43,771)	(20,475)	647
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(19,821)	(322)	(7,162)	(49)	(50,500)
Net Loss	(90,289)	(34,026)	(50,933)	(20,524)	(49,853)
Net Income attributable to Noncontrolling Interests in Subsidiaries	3,460	5,777	4,226	6,662	7,012
Net Loss attributable to SEACOR Holdings Inc.	$(93,749)	$(39,803)	$(55,159)	$(27,186)	$(56,865)

Basic Loss Per Common Share of SEACOR Holdings Inc.	$(5.52)	$(2.35)	$(3.26)	$(1.62)	$(3.36)

Diluted Loss Per Common Share of SEACOR Holdings Inc.	$(5.52)	$(2.35)	$(3.26)	$(1.62)	$(3.36)

Weighted Average Common Shares of Outstanding:
Basic	16,969	16,944	16,929	16,817	16,942
Diluted	16,969	16,944	16,929	16,817	16,942
Common Shares Outstanding at Period End	17,401	17,336	17,321	17,295	17,155

OIBDA(1)	$(67,913)	$(1,884)	$1,210	$20,973	$30,532
______________________

(1)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. SEGMENT INFORMATION (in thousands, unaudited)

	Three Months Ended
	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015
Offshore Marine Services
Operating Revenues	$44,361	$54,125	$57,271	$59,879	$83,166
Costs and Expenses:
Operating	32,671	41,159	44,245	48,850	59,223
Administrative and general	14,393	10,588	11,929	12,398	14,118
Depreciation and amortization	13,764	14,213	15,254	14,838	15,419
	60,828	65,960	71,428	76,086	88,760
Losses on Asset Dispositions and Impairments, Net	(66,252)	(29,233)	(20,357)	(380)	(13,577)
Operating Loss	(82,719)	(41,068)	(34,514)	(16,587)	(19,171)
Other Income (Expense):
Derivative gains (losses), net	(82)	16	163	2,898	(2,751)
Foreign currency gains (losses), net	151	(1,084)	(819)	(1,560)	(350)
Other, net	(1,756)	1	—	265	373
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(5,950)	790	(3,315)	2,161	1,248
Segment Loss(1)	$(90,356)	$(41,345)	$(38,485)	$(12,823)	$(20,651)

OIBDA(2)	$(68,955)	$(26,855)	$(19,260)	$(1,749)	$(3,752)
Drydocking expenditures (included in operating costs and expenses)	$131	$2,024	$1,964	$3,703	$3,485
Out-of-service days for drydockings	20	62	191	131	246

Inland River Services
Operating Revenues	$53,021	$41,094	$33,814	$39,614	$58,415
Costs and Expenses:
Operating	35,400	31,496	27,446	30,118	38,459
Administrative and general	2,945	3,982	3,777	3,912	4,011
Depreciation and amortization	6,628	6,308	6,254	7,137	7,113
	44,973	41,786	37,477	41,167	49,583
Gains (Losses) on Asset Dispositions and Impairments, Net	605	(597)	2,580	605	389
Operating Income (Loss)	8,653	(1,289)	(1,083)	(948)	9,221
Other Income (Expense):
Derivative losses, net	—	—	—	—	(15)
Foreign currency gains (losses), net	(1,143)	410	1,018	1,437	(640)
Other, net	1	(1)	(4)	—	—
Equity in Losses of 50% or Less Owned Companies, Net of Tax	(11,318)	(171)	(1,677)	(2,778)	(25,092)
Segment Profit (Loss)(1)	$(3,807)	$(1,051)	$(1,746)	$(2,289)	$(16,526)

OIBDA(2)	$15,281	$5,019	$5,171	$6,189	$16,334

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015
Shipping Services
Operating Revenues	$59,618	$57,350	$55,620	$57,055	$61,388
Costs and Expenses:
Operating	36,586	28,542	30,269	27,234	28,118
Administrative and general	6,895	6,675	7,337	6,918	7,014
Depreciation and amortization	8,969	8,216	7,415	6,562	6,474
	52,450	43,433	45,021	40,714	41,606
Gains (Losses) on Asset Dispositions	408	3	6	(6)	—
Operating Income	7,576	13,920	10,605	16,335	19,782
Other Income (Expense):
Foreign currency losses, net	(6)	(3)	(6)	(3)	(18)
Other, net	237	(5,534)	(928)	1	1
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	(2,581)	(551)	(1,591)	26	(27,578)
Segment Profit (Loss)(1)	$5,226	$7,832	$8,080	$16,359	$(7,813)

OIBDA(2)	$16,545	$22,136	$18,020	$22,897	$26,256
Drydocking expenditures for U.S.-flag product tankers (included in operating costs and expenses)	$4,506	$95	$62	$(73)	$207
Out-of-service days for drydockings of U.S.-flag product tankers	45	—	—	—	—

Illinois Corn Processing
Operating Revenues	$43,197	$44,019	$40,576	$49,609	$38,654
Costs and Expenses:
Operating	36,174	39,879	36,153	46,289	36,747
Administrative and general	693	750	912	656	693
Depreciation and amortization	1,127	1,055	1,064	1,053	964
	37,994	41,684	38,129	47,998	38,404
Operating Income	5,203	2,335	2,447	1,611	250
Other Income (Expense):
Derivative gains (losses), net	570	(328)	856	(187)	(137)
Segment Profit(1)	$5,773	$2,007	$3,303	$1,424	$113

SEACOR HOLDINGS INC. SEGMENT INFORMATION (continued) (in thousands, unaudited)

	Three Months Ended
	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015
Witt O’Brien’s and Other
Operating Revenues	$13,572	$11,146	$10,261	$8,419	$9,922
Costs and Expenses:
Operating	9,711	6,618	6,427	5,805	4,166
Administrative and general	5,510	3,833	3,649	4,223	6,231
Depreciation and amortization	204	432	448	455	575
	15,425	10,883	10,524	10,483	10,972
Gains (Losses) on Asset Dispositions and Impairments, Net	(29,586)	1	—	(2)	(24)
Operating Income (Loss)	(31,439)	264	(263)	(2,066)	(1,074)
Other Income (Expense):
Foreign currency gains (losses), net	(57)	(25)	(73)	(27)	21
Other, net	(5,885)	—	(6,723)	—	5
Equity in Earnings (Losses) of 50% or Less Owned Companies, Net of Tax	28	(390)	(579)	542	922
Segment Loss(1)	$(37,353)	$(151)	$(7,638)	$(1,551)	$(126)

Corporate and Eliminations
Operating Revenues	$(733)	$(751)	$(504)	$(648)	$(914)
Costs and Expenses:
Operating	(875)	(898)	(658)	(828)	(984)
Administrative and general	6,021	6,417	6,571	7,597	9,091
Depreciation and amortization	759	908	926	944	915
	5,905	6,427	6,839	7,713	9,022
Operating Loss	$(6,638)	$(7,178)	$(7,343)	$(8,361)	$(9,936)
Other Income (Expense):
Derivative gains (losses), net	$(10,604)	$(862)	$(2,574)	$(91)	$3,102
Foreign currency gains (losses), net	(162)	36	(142)	190	(151)
Other, net	41	74	3	2	232
______________________

(1)	Includes amounts attributable to both SEACOR and noncontrolling interests.

(2)
Non-GAAP Financial Measure. The Company, from time to time, discloses and discusses OIBDA, a non-GAAP financial measure, for certain of its operating segments in its public releases and other filings with the Securities and Exchange Commission. The Company defines OIBDA as operating income (loss) for the applicable segment plus depreciation and amortization. The Company’s measure of OIBDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate OIBDA differently than the Company, which may limit its usefulness as a comparative measure. In addition, this measurement does not necessarily represent funds available for discretionary use and is not a measure of the Company’s ability to fund its cash needs. OIBDA is a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a criteria for annual incentive bonuses paid to the Company officers and other shore-based employees; and (iii) to compare to the OIBDA of other companies when evaluating potential acquisitions.

SEACOR HOLDINGS INC. OFFSHORE MARINE SERVICES TIME CHARTER OPERATING DATA (unaudited)

	Three Months Ended
	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015
Rates Per Day Worked:
Anchor handling towing supply	$13,686	$16,469	$20,828	$21,719	$30,871
Fast support	7,875	7,848	7,636	7,587	8,014
Supply	6,298	5,935	5,709	6,484	9,453
Standby safety	8,284	8,904	9,632	9,564	10,229
Specialty	37,024	30,593	18,642	12,403	23,107
Liftboats	13,486	16,822	11,852	15,150	25,191
Overall Average Rates Per Day Worked (excluding wind farm utility)	9,093	10,089	10,354	10,545	13,495
Wind farm utility	2,104	2,260	2,394	2,419	2,506
Overall Average Rates Per Day Worked	6,308	6,834	7,352	7,915	10,299

Utilization:
Anchor handling towing supply	20%	27%	33%	47%	51%
Fast support	47%	62%	69%	68%	58%
Supply	19%	31%	27%	37%	66%
Standby safety	81%	78%	77%	79%	85%
Specialty	23%	58%	81%	45%	80%
Liftboats	1%	8%	6%	5%	13%
Overall Fleet Utilization (excluding wind farm utility)	39%	47%	50%	52%	59%
Wind farm utility	71%	86%	77%	65%	65%
Overall Fleet Utilization	47%	58%	57%	56%	60%

Available Days:
Anchor handling towing supply	1,564	1,483	1,365	1,365	1,380
Fast support	3,312	2,389	2,174	2,093	2,173
Supply	953	1,109	1,140	1,179	1,288
Standby safety	1,840	1,989	2,104	2,184	2,208
Specialty	337	276	273	273	276
Liftboats	1,380	1,380	1,365	1,365	1,380
Overall Fleet Available Days (excluding wind farm utility)	9,386	8,626	8,421	8,459	8,705
Wind farm utility	3,404	3,345	3,276	3,245	3,222
Overall Fleet Available Days	12,790	11,971	11,697	11,704	11,927

SEACOR HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$399,644	$471,180	$552,840	$496,473	$530,009
Restricted cash	3,711	3,364	1,742	—	—
Marketable securities	116,276	78,717	87,701	110,894	138,200
Receivables:
Trade, net of allowance for doubtful accounts	162,880	148,358	125,987	130,731	159,076
Other	56,287	32,452	34,319	31,440	27,217
Inventories	16,773	16,047	16,798	18,431	24,768
Prepaid expenses and other	7,230	9,500	10,157	9,615	8,627
Total current assets	762,801	759,618	829,544	797,584	887,897
Property and Equipment:
Historical cost	2,194,023	2,128,010	2,158,826	2,015,205	2,123,201
Accumulated depreciation	(1,008,867)	(1,008,629)	(997,214)	(986,048)	(994,181)
	1,185,156	1,119,381	1,161,612	1,029,157	1,129,020
Construction in progress	370,512	464,660	402,090	484,472	454,605
Held for sale equipment	—	—	—	86,332	—
Net property and equipment	1,555,668	1,584,041	1,563,702	1,599,961	1,583,625
Investments, at Equity, and Advances to 50% or Less Owned Companies	313,772	331,063	325,386	334,370	331,103
Construction Reserve Funds	153,962	161,865	166,888	255,350	255,408
Goodwill	32,758	52,403	52,394	52,376	52,340
Intangible Assets, Net	20,078	23,496	24,116	25,750	26,392
Other Assets	23,282	41,647	39,287	46,496	48,654
	$2,862,321	$2,954,133	$3,001,317	$3,111,887	$3,185,419

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$183,602	$28,228	$24,409	$35,688	$35,531
Accounts payable and accrued expenses	90,702	70,032	55,971	50,660	71,952
Other current liabilities	95,645	96,324	98,706	107,811	92,677
Total current liabilities	369,949	194,584	179,086	194,159	200,160
Long-Term Debt	848,771	1,013,691	1,014,632	1,018,331	1,034,859
Exchange Option Liability on Subsidiary Convertible Senior Notes	19,436	8,938	8,171	5,747	5,611
Deferred Income Taxes	288,601	307,353	330,375	374,476	389,988
Deferred Gains and Other Liabilities	139,296	148,085	155,859	153,051	163,862
Total liabilities	1,666,053	1,672,651	1,688,123	1,745,764	1,794,480
Equity:
SEACOR Holdings Inc. stockholders’ equity:
Preferred stock	—	—	—	—	—
Common stock	379	379	379	379	377
Additional paid-in capital	1,518,635	1,512,209	1,510,623	1,508,981	1,505,942
Retained earnings	910,723	1,004,472	1,044,275	1,099,434	1,126,620
Shares held in treasury, at cost	(1,357,331)	(1,357,331)	(1,357,876)	(1,357,809)	(1,356,499)
Accumulated other comprehensive loss, net of tax	(11,514)	(10,471)	(10,810)	(7,764)	(5,620)
	1,060,892	1,149,258	1,186,591	1,243,221	1,270,820
Noncontrolling interests in subsidiaries	135,376	132,224	126,603	122,902	120,119
Total equity	1,196,268	1,281,482	1,313,194	1,366,123	1,390,939
	$2,862,321	$2,954,133	$3,001,317	$3,111,887	$3,185,419

SEACOR HOLDINGS INC. FLEET COUNTS (unaudited)

	Dec. 31, 2016	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015
Offshore Marine Services(1)
Anchor handling towing supply	25	27	27	18	18
Fast support	48	50	39	38	38
Supply	28	31	33	33	34
Standby safety	21	21	23	25	25
Specialty	6	7	7	5	5
Liftboats	15	15	15	15	15
Wind farm utility	40	40	39	39	38
	183	191	183	173	173

Inland River Services
Dry-cargo barges	1,443	1,405	1,393	1,426	1,430
Liquid tank barges:
10,000 barrel	18	18	18	18	18
30,000 barrel	—	—	—	27	27
Specialty barges(2)	11	11	11	11	11
Towboats:
4,000 hp - 6,600 hp	17	17	17	17	17
3,300 hp - 3,900 hp	1	1	1	—	—
Less than 3,200 hp	4	4	4	17	17
Harbor boats:
1,100 hp - 2,000 hp	15	13	13	13	13
Less than 1,100 hp	9	6	6	6	6
	1,518	1,475	1,463	1,535	1,539

Shipping Services
Petroleum Transportation:
Product tankers - U.S.-flag	9	8	8	7	7
Crude oil tanker - U.S.-flag	—	—	—	1	1
Harbor Towing and Bunkering:
Harbor tugs - U.S.-flag	23	24	24	24	24
Harbor tugs - Foreign-flag	4	4	4	4	4
Offshore tug - U.S.-flag	1	1	1	1	1
Ocean liquid tank barges - U.S.-flag	5	5	5	5	5
Liner and Short-sea Transportation:
RORO/deck barges - U.S.-flag	7	7	7	7	7
Short-sea container/RORO - Foreign-flag	7	7	7	7	7
Other:
Dry bulk articulated tug-barge - U.S.-flag	1	1	1	1	1
	57	57	57	57	57
______________________

(1)	Excludes eight offshore support vessels retired and removed from services as of December 31, 2016.

(2)	Includes non-certificated 10,000 and 30,000 barrel inland river liquid tank barges.

SEACOR HOLDINGS INC. EXPECTED FLEET DELIVERIES AS OF DECEMBER 31, 2016 (unaudited)

	2017				2018				2019				2020
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Total
Offshore Marine Services
Fast support	3	1	1	—	—	—	—	1	—	1	—	1	—	1	9
Supply(1)	—	—	—	—	1	—	1	—	1	—	—	—	—	—	3
Wind farm utility	—	1	—	—	—	—	—	—	—	—	—	—	—	—	1

Shipping Services
Product tankers - U.S.-flag	1	—	—	—	—	—	—	—	—	—	—	—	—	—	1
Articulated tug-barge - U.S.-flag	—	—	1	—	—	—	—	—	—	—	—	—	—	—	1
Harbor tugs - U.S.-flag	1	1	—	1	—	—	—	—	—	—	—	—	—	—	3
Harbor tugs - Foreign-flag	2	—	—	—	—	—	—	—	—	—	—	—	—	—	2

Inland River Services
30,000 barrel liquid tank barge	—	1	—	—	—	—	—	—	—	—	—	—	—	—	1
Towboats:
4,000 hp - 6,600 hp	—	1	1	1	—	—	—	—	—	—	—	—	—	—	3
______________________

(1)	Includes one vessel that may be assumed by a third party at their option.